EXHIBIT 11

                            IPI, INC. AND SUBSIDIARY
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (In Thousands, Except Per Share Amounts)

                                                 Three Months Ended   Nine Months Ended
                                                      August 31,         August 31,
                                                  ----------------    ----------------
                                                   1997      1996      1997      1996
                                                  ------    ------    ------    ------
Primary and fully diluted earnings per share

     Weighted average number of issued shares
        outstanding                                4,734     4,734     4,734     4,734

Effect of:
     1994 Long-Term Incentive Plan                  --        --        --        --
     1994 Non-Employee Directors' Stock
        Option Plan                                 --        --        --        --
                                                  ------    ------    ------    ------
Shares outstanding used to compute primary and
    fully diluted earnings per share               4,734     4,734     4,734     4,734
                                                  ======    ======    ======    ======

Net Income                                        $  470    $  419    $1,239    $1,141
                                                  ======    ======    ======    ======

Primary and fully diluted earnings per share      $ 0.10    $ 0.09    $ 0.26    $ 0.24
                                                  ======    ======    ======    ======

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